October 28, 2026

Hayward Holdings Reports Third Quarter Fiscal Year 2026 Financial Results and Increases 2026 Guidance

THIRD QUARTER FISCAL 2026 SUMMARY
•Net Sales increased 6% year-over-year to $260.1 million
•Net Income increased 35% year-over-year to $32.4 million
•Adjusted EBITDA* increased 9% year-over-year to $64.5 million
•Diluted earnings per share (EPS) increased 36% year-over-year to $0.15
•Adjusted diluted EPS* increased 29% year-over-year to $0.18

CHARLOTTE, N.C. -- (BUSINESS WIRE) -- Hayward Holdings, Inc. (NYSE: HAYW) (“Hayward,” the “Company,” “we,” “us,” or “our”), a leading global specialty water management company focused on designing and manufacturing pool and outdoor living technology and industrial flow control products, today announced financial results for the third quarter of fiscal year 2026, ended September 26, 2026. Comparisons are to financial results for the prior-year third fiscal quarter.
CEO COMMENTS
“Hayward delivered another solid quarter, reflecting disciplined execution and the resilience of our installed base aftermarket business model,” said Kevin Holleran, Hayward’s President and Chief Executive Officer. “Net sales increased 6% year-over-year in the quarter and 8% year-to-date, driven by favorable price realization and higher volumes. Data from our primary U.S. channel partners indicated strong demand for Hayward products, continued market share gains, and balanced channel inventories. Our early buy program for the 2027 pool season is progressing well, with orders ahead of the prior year in North America. We further expanded margins and delivered double-digit earnings growth despite ongoing inflationary pressures. At the same time, we maintained net leverage at 1.5x, the lowest level since our 2021 initial public offering, while increasing capital returns through share repurchases. Our strong year-to-date performance and confidence in continued execution support our increased full year guidance. We remain focused on advancing our strategic growth initiatives and creating long-term stockholder value.”
THIRD QUARTER FISCAL 2026 CONSOLIDATED RESULTS
Net sales increased by 6% to $260.1 million for the third quarter of fiscal 2026. The increase in net sales during the quarter was driven by positive net price to offset inflation and tariffs and modest volume growth.
Gross profit increased by 7% to $124.7 million for the third quarter of fiscal 2026. Gross profit margin increased by 10 basis points to 47.9% primarily due to a greater contribution from North America relative to Europe & Rest of World. Gross profit margin declined modestly in both segments as inflationary pressures slightly exceeded the benefits of pricing initiatives.
Selling, general, and administrative expense (“SG&A”) decreased by 3% to $59.4 million for the third quarter of fiscal 2026. The decrease in SG&A was primarily due to the absence of a non-recurring litigation expense incurred in the prior-year period, partially offset by higher incentive compensation. As a percentage of net sales, SG&A decreased to 22.9% for the third quarter of fiscal 2026 as compared to 25.1% in the prior-year period, a decrease of 220 basis points.
Research, development, and engineering expense (“RD&E”) increased by 21% to $8.6 million for the third quarter of fiscal 2026. The increase was primarily due to higher spend on new product development and new product performance improvements along with increased investment in specialized engineering talent and capabilities. As a percentage of net sales, RD&E increased to 3.3% for the third quarter of fiscal 2026 as compared to 2.9% in the prior-year period, an increase of 40 basis points.
Operating income increased by 22% to $50.2 million for the third quarter of fiscal 2026, due to the aggregated effects of the items described above. Operating income as a percentage of net sales was 19.3% for the third quarter of fiscal 2026, a 250 basis point increase compared to 16.8% in the prior-year period.

Interest expense, net, decreased by 30% to $7.9 million for the third quarter of fiscal 2026, primarily due to lower interest rates on bank debt and increased interest income on cash deposits and short-term investments.
Net income increased by 35% to $32.4 million for the third quarter of fiscal 2026. Net income margin increased by 270 basis points to 12.5%. Adjusted net income* increased by 23% to $39.1 million for the third quarter of fiscal 2026. Adjusted net income margin* increased by 200 basis points to 15.0%.
Adjusted EBITDA* increased by 9% to $64.5 million for the third quarter of fiscal 2026 compared to $59.1 million in the prior-year period. Adjusted EBITDA margin* expanded by 60 basis points to 24.8%.
Diluted EPS increased by 36% to $0.15 for the third quarter of fiscal 2026. Adjusted diluted EPS* increased by 29% to $0.18 for the third quarter of fiscal 2026.
THIRD QUARTER FISCAL 2026 SEGMENT RESULTS
North America (“NAM”)
Net sales rose 9% to $226.4 million in the third quarter of fiscal 2026, primarily due to favorable net pricing that offset inflation and tariffs, along with higher volume.
Segment income increased by 12% to $61.8 million for the third quarter of fiscal 2026. Adjusted segment income* increased by 11% to $68.8 million.
Europe & Rest of World (“E&RW”)
Net sales declined 6% to $33.8 million for the third quarter of fiscal 2026, primarily due to lower volume resulting from geopolitical conflicts in the Middle East and a modest decrease in net price.
Segment income decreased by 8% to $5.7 million for the third quarter of fiscal 2026. Adjusted segment income* decreased by 4% to $6.4 million.
BALANCE SHEET AND CASH FLOW
As of September 26, 2026, Hayward had cash and cash equivalents of $236.3 million, short-term investments of $239.2 million and $422.3 million available for future borrowings under its revolving credit facilities. Net cash provided by operating activities for the nine months ended September 26, 2026 decreased by $57.5 million from the nine months ended September 27, 2025. The decline in net cash provided by operating activities primarily reflected the timing of cash collections and inventory purchases, as well as higher incremental payments for accrued customer rebates and incentive plans, partially offset by increased net income.
OUTLOOK
Hayward is increasing its full year 2026 guidance reflecting sales and earnings growth driven by solid execution across the organization, positive price realization and continued technology adoption. For Fiscal Year 2026, Hayward now expects net sales to increase approximately 5% to 6% from Fiscal Year 2025, compared to our prior guidance of approximately 5%. We now expect adjusted diluted earnings per share* of $0.86 to $0.88, an increase of approximately 12% to 14% from Fiscal Year 2025, compared to our prior guidance of $0.84 to $0.87.
Hayward is excited about the long-term dynamics of the pool industry. The installed base of pools increases every year, providing continued growth opportunities, and the Company benefits from favorable secular demand trends in outdoor living, sunbelt migration, and technology adoption. Hayward continues to leverage its competitive advantages and drive increasing adoption of its leading SmartPad™ pool equipment products both in new construction and the aftermarket, which represents approximately 85% of North America residential pool net sales. Hayward is confident in its long-term outlook for profitable growth and robust cash flow generation, driven by its technology leadership, operational excellence, strong brand and installed base, and multi-channel capabilities.
Please see the Forward-Looking Statements section of this release for a discussion of certain risks relevant to Hayward’s outlook.
CONFERENCE CALL INFORMATION
Hayward will hold a conference call to discuss the results today, October 28, 2026 at 9:00 a.m. (ET).
Interested investors and other parties can listen to a webcast of the live conference call by logging on to the Investor Relations section of the Company’s website at https://investor.hayward.com/events-and-presentations/default.aspx. An earnings presentation will be posted to the Investor Relations section of the Company’s website prior to the conference call.
The conference call can also be accessed by dialing (877) 423-9813 or (201) 689-8573.

For those unable to listen to the live conference call, a replay will be available approximately three hours after the call through the archived webcast on the Hayward website or by dialing (844) 512-2921 or (412) 317-6671. The access code for the replay is 13762887. The replay will be available until 11:59 p.m. Eastern Time on November 11, 2026.
ABOUT HAYWARD HOLDINGS, INC.
Hayward Holdings, Inc. (NYSE: HAYW) is a leading global specialty water management company focused on designing and manufacturing pool and outdoor living technology and industrial flow control products. Driven by a mission to transform the experience of water, Hayward offers a comprehensive portfolio of energy‑efficient and sustainable pool equipment—including pumps, heaters, sanitizers, filters, LED lighting, water features, and cleaners—integrated through its intuitive, IoT‑enabled SmartPad™ platform. The Company also provides industrial thermoplastic valves and process control products serving a wide range of applications.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This earnings release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) and rules and regulations of the Securities and Exchange Commission (“SEC”). Forward-looking statements include, without limitation, statements regarding our plans, strategies, objectives, expectations, intentions, outlook, expenditures, guidance, targets, and assumptions, as well as other statements that are not historical facts. Forward-looking statements are based on management’s current beliefs, assumptions, expectations, and information available at the time the statements are made. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. These statements are made in reliance upon the safe harbor provisions of the Act. However, forward-looking statements are subject to risks, uncertainties, and other factors, many of which are beyond our control, that could cause actual results to differ materially from those expressed or implied by such statements. Readers are cautioned not to place undue reliance on forward-looking statements. We undertake no obligation to publicly update, revise, or correct any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable federal securities laws. Forward-looking statements should be read in conjunction with the risk factors and other cautionary statements, including those described under the heading "Risk Factors" in our most recent Annual Report on Form 10-K and other filings with the SEC.
Important factors that could cause actual results to differ materially include, but are not limited to, the following:
•our business depends on the performance of distributors, builders, buying groups, retailers and servicers;
•the demand for our products may be adversely affected by unfavorable economic and business conditions;
•we operate in markets with high levels of competition;
•our future success depends on developing, manufacturing and attaining market adoption of new products and maintaining product quality and reliability;
•our ability to keep pace with rapidly evolving technological developments and standards, including artificial intelligence, and effectively develop and deploy such technologies;
•our results of operations and cash flows may fluctuate from quarter to quarter;
•a loss of, or material cancellation, reduction or delay in purchases by one or more of our largest customers;
•our exposure to credit risk on our accounts receivable;
•risks arising from our international business operations;
•past growth may not be indicative of future growth;
•our inability to identify, finance and complete suitable acquisitions;
•negative impacts of litigation and other claims;
•future impairment of our goodwill and intangible assets;
•exchange rate fluctuations, cost increases and other inflation, changes in our effective tax rate or exposure to additional income tax liabilities;
•our ability to attract, develop and retain highly qualified personnel, including key members of management;
•disruptions in the financial markets;
•significant disruption or breach of our technology infrastructure or that of our vendors or third parties, or failure to maintain the security of confidential information;
•difficulties in operating or implementing the new ERP system or human resources information system;
•misuse of our technology-enabled products;
•failure to maintain an effective system of internal controls;
•dependence on key suppliers, including single-source suppliers and sole-source suppliers;
•ability to manage product inventory in an effective and efficient manner;
•product manufacturing disruptions, including as a result of catastrophic or other events beyond our control;
•tariffs and other trade restrictions and the cost of raw materials;
•compliance with, and potential liabilities under, employment, environmental, health, transportation, safety and other governmental laws and regulations;

•risks related to our handling of personal information;
•our employees, commercial partners and vendors may engage in misconduct or other improper activities;
•violations of the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, and other anti-corruption laws;
•our failure to comply with international trade compliance regulations, and changes in U.S. government sanctions;
•changes in laws, regulations, government policies or regulatory interpretations;
•climate change and legal or regulatory responses thereto, and increasing scrutiny from stakeholders on environmental, social and other sustainability matters;
•our ability to obtain, maintain and enforce our intellectual property and proprietary rights;
•protection of our trademarks or trade names;
•our reliance on access to intellectual property owned by third parties;
•claims that our employees, consultants or advisors have wrongfully used or disclosed alleged trade secrets or other proprietary information or claims asserting ownership of intellectual property that we regard as our own;
•our ability to enforce our intellectual property rights in all jurisdictions;
•other risks related to our indebtedness, corporate structure and ownership of our common stock; and
•other factors described in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2025.
Many of these factors are beyond our control. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, actual results, performance, or achievements may differ materially from those expressed or implied by forward-looking statements in this earnings release. The forward-looking statements included in this earnings release speak only as of the date of this release.
*NON-GAAP FINANCIAL MEASURES
This earnings release includes certain financial measures not presented in accordance with the generally accepted accounting principles in the United States (“GAAP”), including adjusted net income, adjusted net income margin, adjusted basic EPS, adjusted diluted EPS, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted segment income and adjusted segment income margin. These financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing the Company’s financial results. Hayward believes these non-GAAP measures provide analysts, investors and other interested parties with additional insight into the underlying trends of its business and assist these parties in analyzing the Company’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance, which allows for a better comparison against historical results and expectations for future performance. Management uses these non-GAAP measures to understand and compare operating results across reporting periods for various purposes including internal budgeting and forecasting, short and long-term operating planning, employee incentive compensation, and debt compliance. These measures should not be considered in isolation or as an alternative to net income, segment income or other measures of profitability, performance or financial condition under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly titled measures used by other companies, which may be defined and calculated differently. See the appendix for a reconciliation of historical non-GAAP measures to the most directly comparable GAAP measures.

Reconciliation of full fiscal year 2026 adjusted diluted earnings per share outlook to diluted earnings per share is not being provided, as Hayward does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation. The outlook for adjusted diluted earnings per share for full year 2026 is calculated in a manner consistent with the historical presentation of these measures, as shown in the appendix.

Hayward Holdings, Inc.
Unaudited Condensed Consolidated Balance Sheets
(Dollars in thousands, except per share data)

	September 26, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$236,250	$329,648
Short-term investments	239,186	69,462
Accounts receivable, net of allowances of $1,456 and $1,931, respectively	138,940	280,161
Inventories, net	245,493	210,739
Prepaid expenses	16,831	19,500
Income tax receivable	—	656
Other current assets	31,598	41,080
Total current assets	908,298	951,246
Property, plant, and equipment, net of accumulated depreciation of $140,079 and $125,807, respectively	172,292	164,560
Goodwill	948,466	951,197
Trademark	736,000	736,000
Customer relationships, net	162,652	178,126
Other intangibles, net	80,202	88,899
Other non-current assets	88,685	80,956
Total assets	$3,096,595	$3,150,984
Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$10,840	$13,261
Accounts payable	76,449	77,007
Accrued expenses and other liabilities	181,437	224,222
Income taxes payable	4,280	8,754
Total current liabilities	273,006	323,244
Long-term debt, net	945,554	943,547
Deferred tax liabilities, net	225,643	227,449
Other non-current liabilities	64,286	63,736
Total liabilities	1,508,489	1,557,976
Stockholders’ equity
Preferred stock, $0.001 par value, 100,000,000 authorized, no shares issued or outstanding as of September 26, 2026 and December 31, 2025	—	—
Common stock $0.001 par value, 750,000,000 authorized; 247,732,447 issued and 211,002,644 outstanding at September 26, 2026; 246,272,783 issued and 217,356,414 outstanding at December 31, 2025	248	247
Additional paid-in capital	1,123,231	1,109,522
Common stock in treasury; 36,729,803 and 28,916,369 at September 26, 2026 and December 31, 2025, respectively	(481,176)	(363,182)
Retained earnings	952,529	851,134
Accumulated other comprehensive loss	(6,726)	(4,713)
Total stockholders’ equity	1,588,106	1,593,008
Total liabilities and stockholders’ equity	$3,096,595	$3,150,984

Hayward Holdings, Inc.
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 26, 2026	September 27, 2025	September 26, 2026	September 27, 2025
Net sales	$260,134	$244,336	$833,728	$772,780
Cost of sales	135,484	127,635	435,326	403,372
Gross profit	124,650	116,701	398,402	369,408
Selling, general and administrative expense	59,449	61,368	186,307	179,871
Research, development and engineering expense	8,635	7,122	23,063	19,236
Acquisition and restructuring related expense	8	276	1,261	3,767
Amortization of intangible assets	6,355	6,882	19,082	20,587
Operating income	50,203	41,053	168,689	145,947
Interest expense, net	7,921	11,316	36,409	38,617
Loss on debt extinguishment	—	—	2,037	—
Other expense (income), net	1,141	(1,469)	(273)	(1,996)
Total other expense	9,062	9,847	38,173	36,621
Income from operations before income taxes	41,141	31,206	130,516	109,326
Provision for income taxes	8,722	7,178	29,121	26,166
Net income	$32,419	$24,028	$101,395	$83,160

Earnings per share
Basic	$0.15	$0.11	$0.47	$0.38
Diluted	$0.15	$0.11	$0.46	$0.37

Weighted average common shares outstanding
Basic	212,209,178	216,826,626	215,276,635	216,395,032
Diluted	216,531,281	222,420,881	219,897,633	222,074,267

Hayward Holdings, Inc. Unaudited Condensed Consolidated Statements of Cash Flows (Dollars in thousands)	Nine Months Ended
	September 26, 2026	September 27, 2025
Cash flows from operating activities
Net income	$101,395	$83,160
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	17,915	17,026
Amortization of intangible assets	24,668	25,808
Amortization of deferred debt issuance fees	2,178	2,818
Stock-based compensation	11,466	9,821
Deferred income taxes (benefit)	(2,735)	1,949
Allowance for credit losses	(485)	(1,021)
Loss on debt extinguishment	1,836	—
Loss on sale/disposal of property, plant and equipment	1,144	381
Other non-cash items	(2,650)	—
Changes in operating assets and liabilities
Accounts receivable	140,160	168,754
Inventories	(35,824)	(8,064)
Other current and non-current assets	14,245	29,913
Accounts payable	(508)	(14,002)
Accrued expenses and other liabilities	(47,350)	(33,566)
Net cash provided by operating activities	225,455	282,977

Cash flows from investing activities
Purchases of property, plant, and equipment	(28,345)	(19,822)
Software development costs	(924)	(1,579)
Purchases of short-term investments	(362,501)	(19,650)
Proceeds from short-term investments	195,000	—
Net cash used in investing activities	(196,770)	(41,051)

Cash flows from financing activities
Proceeds from issuance of long-term debt	354,603	—
Payments of long-term debt	(353,429)	(6,941)
Payments of short-term notes payable	—	(2,169)
Debt issuance costs	(6,840)	(1,388)
Purchase of common stock	(115,313)	—
Proceeds from issuance of common stock	2,243	1,729
Taxes paid for net share settlement of equity awards	(1,720)	(1,141)
Other, net	(1,020)	(1,010)
Net cash used in financing activities	(121,476)	(10,920)

Effect of exchange rate changes on cash and cash equivalents	(607)	1,089
Change in cash and cash equivalents	(93,398)	232,095
Cash and cash equivalents, beginning of period	329,648	196,589
Cash and cash equivalents, end of period	$236,250	$428,684

Supplemental disclosures of cash flow information:
Cash paid-interest	$39,481	$39,892
Cash paid-income taxes, net of refunds	34,718	20,587

Non-cash investing and financing activities:
Accrued and unpaid purchases of property, plant, and equipment	$1,867	$1,064
Equipment financed under finance leases	631	1,866
Refinancing of long-term debt	605,397	—

Reconciliations
Consolidated Reconciliations
Net Income and Net Income Margin to Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations (Non-GAAP)
Following is a reconciliation from net income and net income margin to adjusted EBITDA and adjusted EBITDA margin:

(Dollars in thousands)	Three Months Ended		Nine Months Ended
	September 26, 2026	September 27, 2025	September 26, 2026	September 27, 2025
Net income	$32,419	$24,028	$101,395	$83,160
Depreciation	6,053	5,509	17,915	17,026
Amortization	8,240	8,642	24,668	25,808
Interest expense, net	7,921	11,316	36,409	38,617
Income taxes	8,722	7,178	29,121	26,166
EBITDA	63,355	56,673	209,508	190,777
Loss on debt extinguishment (a)	—	—	2,037	—
Stock-based compensation (b)	—	—	—	57
Currency exchange items (c)	949	(536)	368	236
Acquisition and restructuring related expense, net (d)	8	276	1,261	3,767
Other (e)	203	2,653	437	1,567
Total Adjustments	1,160	2,393	4,103	5,627
Adjusted EBITDA	$64,515	$59,066	$213,611	$196,404

Net income margin	12.5%	9.8%	12.2%	10.8%
Adjusted EBITDA margin	24.8%	24.2%	25.6%	25.4%

(a)
Adjustments in the nine months ended September 26, 2026 represents a $1.8 million loss incurred as a result of the Company's debt refinancing in June 2026 in connection with the entry into the Credit Agreement. The Company also incurred a $0.2 million loss on debt extinguishment as a result of the voluntary repayment of the principal balance for a portion of other bank debt in February 2026.

(b)
Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. The adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of Hayward’s Initial Public Offering ("IPO").

(c)	Represents unrealized non-cash (gains) losses on foreign denominated monetary assets and liabilities and foreign currency contracts.
(d)
Adjustments in the three months ended September 26, 2026 were primarily driven by $8 thousand of costs related to a restructuring action in E&RW.

Adjustments in the three months ended September 27, 2025 were primarily driven by $0.3 million of costs related to restructuring actions in E&RW.

Adjustments in the nine months ended September 26, 2026 were primarily driven by $0.8 million of costs related to a restructuring action in E&RW and $0.5 million of termination benefits associated with the restructuring of several teams in NAM.

Adjustments in the nine months ended September 27, 2025 were primarily driven by $3.3 million of transaction and integration costs associated with the acquisition of the ChlorKing business, $0.5 million of costs related to restructuring actions in E&RW and $0.2 million of separation costs for the consolidation of operations in North America, partially offset by a reduction in expense of $0.2 million to finalize the relocation of the Company's corporate office functions to Charlotte, NC from Berkeley Heights, NJ.
(e)	Adjustments in the three months ended September 26, 2026 primarily included $0.2 million of non-recurring transition costs related to the restructuring in E&RW. Adjustments in the three months ended September 27, 2025 primarily included a $2.8 million non-recurring litigation expense. Expense beyond the $2.8 million was paid by the Company's insurance carriers pursuant to the Company's retention amount with its insurance carriers. Other adjustments include $0.2 million of income from insurance proceeds related to flood damage associated with a hurricane at a contract manufacturing facility.

Adjustments in the nine months ended September 26, 2026 primarily included $0.4 million of non-recurring transition costs related to the restructuring in E&RW. Adjustments in the nine months ended September 27, 2025 primarily included a $2.8 million non-recurring litigation expense. Expense beyond the $2.8 million was paid by the Company's insurance carriers pursuant to the Company's retention amount with its insurance carriers. Other adjustments include $1.3 million of income from insurance proceeds related to flood damage associated with a hurricane at a contract manufacturing facility.

Following is a reconciliation from net income and net income margin to adjusted EBITDA and adjusted EBITDA margin for the last 12 months:

(Dollars in thousands)	Last Twelve Months(f)	Fiscal Year
	September 26, 2026	December 31, 2025
Net income	$169,805	$151,570
Depreciation	23,724	22,835
Amortization	33,311	34,451
Interest expense, net	48,074	50,282
Income taxes	36,022	33,067
EBITDA	310,936	292,205
Loss on debt extinguishment (a)	2,037	—
Stock-based compensation (b)	—	57
Currency exchange items (c)	211	79
Acquisition and restructuring related expense, net (d)	1,380	3,886
Other (e)	1,922	3,052
Total Adjustments	5,550	7,074
Adjusted EBITDA	$316,486	$299,279

Net income margin	14.4%	13.5%
Adjusted EBITDA margin	26.8%	26.7%

(a)
Adjustments in the nine months ended September 26, 2026 represents a $1.8 million loss incurred as a result of the Company's debt refinancing in June 2026 in connection with the entry into the Credit Agreement. The Company also incurred a $0.2 million loss on debt extinguishment as a result of the voluntary repayment of the principal balance for a portion of other bank debt in February 2026.

(b)
Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. The adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of the IPO.

(c)	Represents unrealized non-cash (gains) losses on foreign denominated monetary assets and liabilities and foreign currency contracts.
(d)
Adjustments in the last 12 months ended September 26, 2026 were primarily driven by $0.8 million of costs related to restructuring actions in E&RW and $0.5 million of termination benefits associated with the restructuring of several teams in NAM.

Adjustments in the year ended December 31, 2025 were primarily driven by $3.1 million of compensation expenses for the retention of key employees acquired in the ChlorKing acquisition. Pursuant to the ChlorKing acquisition agreement, the full amount held in escrow was released to the specified key employees if such employees were employed by Hayward on the one-year anniversary of the acquisition. These payments were contingent on continued employment and were not dependent on the achievement of any metric or performance measure. The retention costs were recognized over the 12-month period from the date of acquisition. Other adjustments for the year ended December 31, 2025 included $0.4 million of costs related to restructuring actions in E&RW, $0.3 million of separation costs for the consolidation of operations in North America and $0.2 million of other acquisition and integration costs, partially offset by a reduction in expense of $0.2 million to finalize the relocation of the Company's corporate office functions to Charlotte, North Carolina from Berkeley Heights, New Jersey.

(e)
Adjustments in the last 12 months ended September 26, 2026 were primarily driven by $1.5 million for the settlement of the securities class action litigation. Expenses beyond the total $4.3 million recognized during Fiscal Year 2025 related to this case were paid by the Company's insurance carriers pursuant to the Company's retention amount with its insurance carriers. Other adjustments included $0.4 million of non-recurring transition costs related to the restructuring in E&RW.

Adjustments in the year ended December 31, 2025 were primarily driven by $4.3 million for the settlement of the securities class action litigation as discussed above, partially offset by $1.3 million of income from insurance proceeds related to flood damage associated with a hurricane at a contract manufacturing facility.

(f)
Items for the last 12 months ended September 26, 2026 were calculated by adding the items for the nine months ended September 26, 2026 plus fiscal year ended December 31, 2025 and subtracting the items for the nine months ended September 27, 2025.

Net Income, Net Income Margin and Diluted EPS to Adjusted Net Income, Adjusted Net Income Margin and Adjusted EPS Reconciliations (Non-GAAP)
Following is a reconciliation of net income and net income margin to adjusted net income and adjusted net income margin, and a reconciliation of earnings per share to adjusted earnings per share:

(Dollars in thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 26, 2026	September 27, 2025	September 26, 2026	September 27, 2025
Net income	$32,419	$24,028	$101,395	$83,160
Tax adjustments (a)	(551)	(481)	(809)	(673)
Other adjustments and amortization:
Loss on debt extinguishment (b)	—	—	2,037	—
Stock-based compensation (c)	—	—	—	57
Currency exchange items (d)	949	(536)	368	236
Acquisition and restructuring related expense, net (e)	8	276	1,261	3,767
Other (f)	203	2,653	437	1,567
Total other adjustments	1,160	2,393	4,103	5,627
Amortization	8,240	8,642	24,668	25,808
Debt refinancing fees (g)	—	—	5,186	—
Tax effect (h)	(2,119)	(2,708)	(7,787)	(7,717)
Adjusted net income	$39,149	$31,874	$126,756	$106,205

Net income margin	12.5%	9.8%	12.2%	10.8%
Adjusted net income margin	15.0%	13.0%	15.2%	13.7%

Weighted average number of common shares outstanding, basic	212,209,178	216,826,626	215,276,635	216,395,032
Weighted average number of common shares outstanding, diluted	216,531,281	222,420,881	219,897,633	222,074,267

Basic EPS	$0.15	$0.11	$0.47	$0.38
Diluted EPS	$0.15	$0.11	$0.46	$0.37

Adjusted basic EPS	$0.18	$0.15	$0.59	$0.49
Adjusted diluted EPS	$0.18	$0.14	$0.58	$0.48

(a)	Tax adjustments for the three and nine months ended September 26, 2026 reflected a normalized tax rate of 22.5% and 22.9%, respectively, compared to the Company’s effective tax rate of 21.2% and 22.3%, respectively. The Company’s effective tax rate for the three and nine months ended September 26, 2026 primarily included the tax benefits resulting from stock-based compensation and interest received on an income tax refund. Tax adjustments for the three and nine months ended September 27, 2025 reflected a normalized tax rate of 24.5% and 24.5%, respectively, compared to the Company's effective tax rate of 23.0% and 23.9%, respectively. The Company’s effective tax rate for the three and nine months ended September 27, 2025 primarily included the tax benefits resulting from stock-based compensation.
(b)
Adjustments in the nine months ended September 26, 2026 represents a $1.8 million loss incurred as a result of the Company's debt refinancing in June 2026 in connection with the entry into the Credit Agreement. The Company also incurred a $0.2 million loss on debt extinguishment as a result of the voluntary repayment of the principal balance for a portion of other bank debt in February 2026.

(c)
Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. The adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of the IPO.

(d)	Represents unrealized non-cash (gains) losses on foreign denominated monetary assets and liabilities and foreign currency contracts.
(e)	Adjustments in the three months ended September 26, 2026 were primarily driven by $8 thousand of costs related to a restructuring action in E&RW.

Adjustments in the three months ended September 27, 2025 were primarily driven by $0.3 million of costs related to restructuring actions in E&RW.
Adjustments in the nine months ended September 26, 2026 were primarily driven by $0.8 million of costs related to a restructuring action in E&RW and $0.5 million of termination benefits associated with the restructuring of several teams in NAM.

Adjustments in the nine months ended September 27, 2025 were primarily driven by $3.3 million of transaction and integration costs associated with the acquisition of the ChlorKing business, $0.5 million of costs related to restructuring actions in E&RW and $0.2 million of separation costs for the consolidation of operations in North America, partially offset by a reduction in expense of $0.2 million to finalize the relocation of the Company's corporate office functions to Charlotte, NC from Berkeley Heights, NJ.
(f)	Adjustments in the three months ended September 26, 2026 primarily included $0.2 million of non-recurring transition costs related to the restructuring in E&RW. Adjustments in the three months ended September 27, 2025 primarily included a $2.8 million non-recurring litigation expense. Expense beyond the $2.8 million was paid by the Company's insurance carriers pursuant to the Company's retention amount with its insurance carriers. Other adjustments include $0.2 million of income from insurance proceeds related to flood damage associated with a hurricane at a contract manufacturing facility.

Adjustments in the nine months ended September 26, 2026 primarily included $0.4 million of non-recurring transition costs related to the restructuring in E&RW. Adjustments in the nine months ended September 27, 2025 primarily included a $2.8 million non-recurring litigation expense. Expense beyond the $2.8 million was paid by the Company's insurance carriers pursuant to the Company's retention amount with its insurance carriers. Other adjustments include $1.3 million of income from insurance proceeds related to flood damage associated with a hurricane at a contract manufacturing facility.
(g)	Represents non-recurring professional fees expensed as part of our credit facility refinance for the portion of debt that was accounted for as a modification.
(h)	The tax effect represented the immediately preceding adjustments at the normalized tax rates as discussed in footnote (a) above.

Reconciliation of Net Debt to Net Leverage (Non-GAAP)
Following is a reconciliation of Net Leverage, defined as total debt less cash and cash equivalents and short-term investments divided by the sum of the last twelve months adjusted EBITDA:

(Dollars in thousands)	September 26, 2026	December 31, 2025
Term Facility, due June 23, 2033	$960,000	$955,000
Other bank debt	1,182	4,826
Finance lease obligations	3,715	3,639
Total Debt	$964,897	$963,465

Cash and cash equivalents	236,250	329,648
Short-term investments	239,186	69,462
Net Debt	$489,461	$564,355

Adjusted EBITDA	316,486	299,279
Net Leverage	1.5	1.9

Segment Reconciliations
Following is a reconciliation from segment income and segment income margin to adjusted segment income and adjusted segment income margin for the NAM and E&RW segments:

(Dollars in thousands)	Three Months Ended		Three Months Ended
	September 26, 2026		September 27, 2025
	NAM	E&RW	NAM	E&RW
Segment income	$61,782	$5,733	$55,387	$6,247
Depreciation	5,140	486	4,675	441
Amortization	1,885	—	1,760	—
Other (a)	—	203	(101)	—
Total adjustments	7,025	689	6,334	441
Adjusted segment income	$68,807	$6,422	$61,721	$6,688

Segment income margin	27.3%	17.0%	26.6%	17.3%
Adjusted segment income margin	30.4%	19.0%	29.6%	18.5%

(a)	Adjustments in the three months ended September 26, 2026 for E&RW primarily included $0.2 million of non-recurring transition costs related to the restructuring in E&RW.

Adjustments in the three months ended September 27, 2025 for NAM primarily included $0.1 million of income from insurance proceeds related to flood damage associated with a hurricane at a contract manufacturing facility.

(Dollars in thousands)	Nine Months Ended		Nine Months Ended
	September 26, 2026		September 27, 2025
	NAM	E&RW	NAM	E&RW
Segment income	$202,502	$20,656	$182,215	$20,374
Depreciation	15,147	1,485	14,623	1,294
Amortization	5,586	—	5,221	—
Other (a)	—	437	(611)	—
Total adjustments	20,733	1,922	19,233	1,294
Adjusted segment income	$223,235	$22,578	$201,448	$21,668

Segment income margin	28.4%	17.2%	28.0%	16.7%
Adjusted segment income margin	31.3%	18.8%	31.0%	17.7%

(a)
Adjustments in the nine months ended September 26, 2026 for E&RW primarily included $0.4 million of non-recurring transition costs related to the restructuring in E&RW.

Adjustments in the nine months ended September 27, 2025 for NAM primarily included $0.6 million of income from insurance proceeds related to flood damage associated with a hurricane at a contract manufacturing facility.

CONTACTS
Investor Relations:
Kevin Maczka
investor.relations@hayward.com
Media Relations:
Misty Zelent
mzelent@hayward.com
Source: Hayward Holdings, Inc.